Exhibit 10.4

POST CLOSING AGREEMENT

THIS POST CLOSING AGREEMENT (this "Agreement”) is executed as of the 23rd day of May, 2014, by and among LAKESIDE CROSSING LYNCHBURG, LLC, a Georgia limited liability company(“Seller”) and IREIT Lynchburg Lakeside, L.L.C., a Delaware limited liability company (“Buyer”).

RECITALS

A.	Seller and Buyer entered into that certain Real Estate Sale Contract dated October 4, 2014, as amended (the "Sale Contract") with regard to the property described therein.
B.	The purchase and sale transaction under the Sale Contract is to close on or about May 23, 2014 (“Closing”).
C.	As of the date of Closing, there remain certain obligations to be completed as between Buyer and Seller, as set forth in this Agreement and if not for the agreements of Seller described herein, Buyer would not close upon the acquisition of the Property at this time.

NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.               Seller and Buyer, as applicable, agree to use commercially reasonable efforts to complete the items listed at Exhibit “A” (“Post Closing Obligations”) within the time frame provided for each item, as applicable and any detailed specific information instructions listed below the chart, see corresponding item list and specific instructions and obligations of Seller.

2.               If any item listed at Exhibit “A” is not completed by Seller and/or Buyer, as applicable, nor waived in writing by the other party within the time period specified, then such other party shall have the right, without further notice, to complete that item of Post Closing Obligations, and the responsible party shall pay for or reimburse such performing party for its reasonable costs in so completing the item.

3.               Except to the extent specifically provided in this Agreement, the terms and provisions of the Sale Contract shall remain in full force and effect. In the event of any inconsistency between the Sale Contract and this Agreement, the terms of this Agreement shall control.

4.               The terms of this Post Closing Agreement shall survive the Closing of the sale and purchase of the Property.

IN WITNESS WHEREOF, the parties have duly executed this Post Closing Agreement on this 23rd day of May, 2014.

(Signatures on following page)

Signature page: Post Closing

Buyer:

IREIT Lynchburg Lakeside, L.L.C., a Delaware limited liability company

By:	Inland Real Estate Income Trust, Inc., a Maryland corporation, its sole member

	By:	/s/ Mary J. Pechous
	Its:	Assistant Secretary

Seller:

Lakeside Crossing Lynchburg, LLC, a Georgia limited liability company, its Manager

By:	/s/ Stephen J. Collins
Name:	Stephen J. Collins
Title:	Manager

Exhibit “A”

Post Closing Obligations

ITEM		BY:	DUE:
1.	Transfer warranties (Buildings A, B C, D (Panera), E and G to name of Buyer	Seller	60 days
2.	Inspection Report items to be corrected by Seller	Seller	See section 15 (a) of Agreement
3.	Massage Envy and US Cellular roof leaks	Seller	One year
4.	Fresh Market Floor Defect and Indemnity	Seller/Buyer	60 days

Item 1: WARRANTY TRANSFERS

Seller, at its sole cost and expense of Seller, agrees to (i) execute all documents and pay all inspection, transfer fees and perform all work, if any, necessary to transfer all warranties (including roof) for the Property in to the name of the Buyer; and (ii) provide all transferred warranties written confirmation to Buyer. Such obligations shall be completed no later than sixty (60) days from the date of this Agreement.

Item 2: INSPECTION REPORT ITEMS TO BE COMPLETED BY SELLER

Seller, at its sole cost and expense, agrees to complete all repair items as listed on the attached DuraSeal Report Exhibit “B. These repair items were identified by Buyer’s inspection of the Property prior to the Closing date. The provisions in paragraph 15 (a) of the Agreement still survive the Closing for the respective time periods as set forth in the Agreement.

Item 3: MASSAGE ENVY AND US CELLULAR ROOF LEAK INDEMNITY

Roof Leaks: The Massage Envy and US Cellular tenant estoppels cites a Landlord default due to a roof leak. Seller previously contacted L.F. Jennings Company to resolve the issue and letters were issued confirming on May 1, 2014 no leaks were present at either site. Notwithstanding the above, Seller agrees to perform all roof repairs for roof defects that are claimed by the Tenant should Massage Envy and/or US Cellular make such written claims or demands of Landlord. This indemnity survives the Closing date until the repairs have been completed to Buyer’s satisfaction as well as Massage Envy and US Cellular tenants. The provisions in paragraph 15 (a) of the Agreement are applicable.

Item 4: FRESH MARKET (FLOOR DEFECT AND FLOOR INDEMNITY)

Floor Defect: Seller acknowledges that in the Fresh Market estoppel (see attached Exhibit “C”), Fresh Market advised Seller they are currently exploring the cause of a certain floor tile cracking within the leases premises. Seller’s contractor has advised that the issue is related to the tile floor installation and not the floor installation. The tile floor installation was performed by Fresh Market’s flooring contractor. Notwithstanding the above, Seller agrees that Seller will perform or cause to be performed all work at Seller’s sole cost and expense to correct any such floor installation defect should Fresh Market provide written notice to Buyer (as Landlord) of a floor defect or requested repair within one year of the Closing date. Any such claim is also covered per section 15 (a) of the Agreement.